CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Thrivent Core Funds of our report dated December 17, 2025, relating to the financial statements and financial highlights of the funds indicated in Appendix I, which appears in Thrivent Core Fund’s Certified Shareholder Report on Form N-CSR for the year ended October 31, 2025. We also consent to the references to us under the headings “Financial Statements”, “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

February 25, 2026

Appendix I

Thrivent Core Funds

Thrivent Core Emerging Markets Debt Fund

Thrivent Core Emerging Markets Equity Fund

Thrivent Core International Equity Fund